U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 2, 2008

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 12, 2008, Emeritus Corporation (the “Company”) filed a current report under Form 8-K, Item 1.01 disclosing that it had entered into a purchase and sale agreement dated February 06, 2008 (the “Purchase Agreement”) with Nationwide Health Properties, Inc. (“NHP”) and affiliates for the purchase of 24 communities consisting of 1,672 units located in 13 states for a purchase price of $305.0 million, excluding closing costs.  Pursuant to the leases described in Item 1.02 below, the Company operated these facilities as assisted living and dementia care communities for seniors.  On April 2, 2008, the Company completed the transaction.  In connection with the closing, the Company entered into certain credit facilities described in Item 2.03 below.  The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

As a result of the acquisition described in Item 1.01 above, two master lease agreements dated March 31, 2004, as amended, between various subsidiaries of NHP and the Company for 19 communities were terminated effective as of April 2, 2008.  These leases had initial terms of 15 years and were renewable for three successive five-year terms.  The aggregate annual base rent under the leases was approximately $14.4 million as of the closing date and provided for annual rent adjustments based on the lesser of 3% or three times the change in the Consumer Price Index.  These leases were accounted for as capital leases by the Company.

In addition, four other lease agreements, two dated October 1, 2004 and two dated February 25, 2005, between various NHP subsidiaries and the Company covering five communities were terminated effective as of April 2, 2008.  These leases had an initial term of 15 years and were renewable for three successive five-year terms.  The annual base rent under these leases was approximately $4.4 million as of the closing date and provided for annual rent adjustments based on the lesser of 3% or three times the change in the Consumer Price Index.  These leases were accounted for as capital leases by the Company.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the purchase of 24 communities referred to in Item 1.01 above, Capmark Finance, Inc. ("Capmark") provided fixed-rate mortgage financing of $250.0 million through a Fannie Mae credit facility and variable rate mortgage financing of $8.0 million for a related memory loss community that was financed separately.  These facilities were made pursuant to a Master Credit Facility Agreement and Loan Agreement (the “Loan Agreement”) dated as of April 1, 2008, between Capmark and the Company.  An initial advance of $241.9 million on the fixed-rate loan has a term of ten years and bears interest at 5.9% per annum with monthly interest-only payments for three years and, thereafter, monthly payments of principal and interest based on a 30-year amortization, with the remaining balance due in full in April 2018.  The initial advance on the variable rate loan was $7.2 million and has a term of two years with interest based on the average one-month LIBOR plus 265 basis points, but in no event shall the interest rate be less than 5.65%.  The balance of the $8.0 million loan commitment is available to fund start-up operating losses on this newly constructed community.  The loan may be paid off at any time with payment of an exit fee of 0.5% on the original principal amount.  Payments are monthly interest-only for two years, at which time the entire principal amount and any accrued but unpaid interest is due and payable in full.  The Company has the option to extend the loan for one year with monthly payments of principal and interest based on a 25-year amortization period.  The interest rate on the variable rate mortgage financing was 5.65% on the closing date.  The Loan Agreement contains customary events of default, including payment defaults.

In addition NHP provided unsecured financing of $30.0 million pursuant to a promissory note dated as of March 31, 2008 between NHP and the Company. The NHP loan bears interest at an annual rate of 7.25% and is payable monthly on an interest-only basis for a term of not more than four years, at which time the entire principal amount and any accrued but unpaid interest is due and payable in full.  We have the option to prepay the NHP loan at any time upon not less than 180 days prior written notice..  The promissory note includes provisions whereby a default by the Company under its existing $21.4 million loan with NHP or its master lease agreement with NHP dated October 2, 2006, as amended, would constitute a default of this indebtedness.

The Company expects to incur a one-time charge of approximately $9.0 million for prepayment penalties on the previous financing structure.

Item 8.01                      Other Events

The Company issued a press release on April 3, 2008, announcing the consummation of the NHP acquisition.  A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                      Financial Statement and Exhibits.

(d)           Exhibits

Exhibit No.                                           Description

99.1	Press Release dated April 3, 2008, EMERITUS COMPLETES PURCHASE OF COMMUNITIES.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

April 8, 2008		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Executive Vice President–Finance, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.                                           Description

99.1	Press Release dated April 3, 2008, EMERITUS COMPLETES PURCHASE OF COMMUNITIES.